Exhibit 99.1

Contact: Joanne Freiberger Vice President and Treasurer 813-739-1808 Investorrelations@masonite.com

MASONITE INTERNATIONAL CORPORATION NAMES RUSSELL TIEJEMA AS CHIEF FINANCIAL OFFICER

(Tampa, FL. October 12, 2015) Masonite International Corporation (NYSE: DOOR) today announced the appointment of Russell Tiejema as Executive Vice President and Chief Financial Officer effective November 2, 2015.
Mr. Tiejema is joining Masonite from Lennox International, a global leader in the heating, ventilation, air conditioning and refrigeration industry, where he has served as the Vice President of Finance and Chief Financial Officer of LII Residential, the largest reporting segment of Lennox International, since 2013. From 2011 to 2013 he served as the Vice President, Business Analysis & Planning, of Lennox International. Prior to joining Lennox in 2011, he spent 20 years with General Motors in a variety of financial leadership roles across a number of operating units and staffs, including Finance Director for GM Fleet & Commercial and Director of Financial Planning and Analysis.
“We are excited to have Russ join the Masonite team as our new CFO,” said Fred Lynch, President and CEO. “He brings with him a wealth of financial expertise in manufacturing related industries and a passion for excellence that will serve us well as we continue to execute our profitable growth strategy.”

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers in 80 countries. Additional information about Masonite can be found at www.masonite.com.